March 28, 2011

                               LETTER OF INTENT

Ronald Fricke
Grazy.com, Inc.
2215-B Renaissance Drive
Las Vegas, Nevada 89119

Re:  Purchase of Grazy.com, Inc.

Dear Mr. Fricke:

This letter confirms our understanding of the mutual present intentions of Amerigo Energy, Inc. (AGOE) to purchase Grazy.com, Inc. (Grazy) from you and your shareholders. Our understanding is that you own and operates the business known as Grazy.com and the corresponding website www.Grazy.com as well as the corresponding trademark applications, etc that have been submitted to the US Patent and Trademark Office.

The parties hereto acknowledge that this letter does not contain all matters upon which an agreement must be reached in order for the Purchase to be consummated. Further, among other conditions specified herein or otherwise agreed to by the parties, the obligations of the parties hereto to consummate the Purchase are subject to the negotiation and execution of the Purchase Agreement(s) and other definitive agreements referred to in paragraph 3 below (the "Definitive Agreements"). Accordingly, this letter is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding agreement; provided, however, that the provisions set forth in paragraphs 6, 7, 8, and 9 shall be binding upon the parties hereto and shall survive the termination hereof.

1.  Purchase Transaction.

       (a) At the closing (the "Closing") of the Purchase, subject to the satisfaction of all conditions precedent contained in the Purchase Agreement(s), AGOE will obtain 100% ownership of Grazy through the exchange of Grazy stock for AGOE stock with Grazy shareholders.

       (b) Immediately after the Closing, AGOE shall privately offer its securities in a private placement in which it will seek to raise up to Fifty Thousand Dollars ($50,000) (the "Private Placement"). The terms of the Private Placement shall be set forth in a Private Placement Memorandum which shall be part of the Definitive Agreements referred to in paragraph 3 below.

       (c) Upon such time as AGOE raises $50,000 in the Private Placement, it shall terminate the Private Placement and within thirty (30) days thereof, file with the Securities and Exchange Commission a Registration Statement on Form S-1 in order to register common stock and other securities pursuant to the terms set forth in the Private Placement Memorandum and the other Definitive Agreements. .

       (d) The current board of directors of AGOE shall remain in full and complete control of AGOE. It is contemplated the future management of AGOE shall potentially include members of management of Grazy as well. The terms and structure of management will be ironed out in the final agreement.

2.  TRANSACTION PRICE.  The transaction price shall be as follows:

       (a) $9.2 million, which is to be paid by 23,000,000 shares of common stock of AGOE which will be paid as follows:

		i.	13,000,000 shares at closing, and;

		ii.     10,000,000   shares  based  upon  mutually agreed upon
                        milestones to be set in place regarding the website and business plan.

3. DEFINITIVE AGREEMENT(S). The parties hereto hereby agree to use reasonable diligence to commence good faith negotiations in order to execute and deliver definitive agreements relating to the Purchase Transaction set forth in Paragraph 1. All terms and conditions concerning the Purchase shall be stated in the Agreements, including without limitation, representations, warranties, covenants and indemnities that are usual and customary in transactions of this nature as such may be mutually agreed upon between the parties. In addition, the closing shall be conditioned upon satisfactory completion of an audit of Grazy. Subject to the satisfaction of all conditions precedent contained in the Agreement(s), the Closing will take place no later than May 15, 2011;

4. REPRESENTATIONS AND WARRANTIES. The Purchase Agreement(s) will contain representations and warranties customary to transactions of this type, including without limitation, representations and warranties by both parties as to (a) the accuracy and completeness of its financial statements, (b) disclosure of all material commitments and liabilities, direct or contingent,
(c) absence of liabilities other than as set forth in the financial statements,
(d) the absence of a material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of each party, (e) absence of pending or threatened material litigation, investigations or other matters affecting the Purchase; and (f) the due incorporation, organization, valid existence, good standing and capitalization of each party;

5. CONDITIONS TO CONSUMMATION OF THE PURCHASE. The respective obligations of the parties with respect to the Purchase, shall be subject to satisfaction of conditions customary to transactions of this type, including without limitation, (a) receipt and approval by each party of the other's audited financial statements and unaudited year-to-date financial statements; (b) execution of the Purchase Agreement(s) by all parties; (c) the obtaining of all requisite regulatory, administrative, or governmental authorizations and consents; (d) approval of the Purchase by the shareholders of and Board of Directors of Grazy, (e) absence of a material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of the parties, (f) absence of pending or threatened litigation, investigations or other matters affecting the parties or the Purchase, (g) satisfactory completion by the partiers of a due diligence investigation of the other party; and (h) confirmation that the representations and warranties of each party are true and accurate in all respect.

6. ACCESS. Each party will give the other party and its representative's full access to any personnel and all properties, documents, contracts, books, records and operations of the other party relating to its business. Each party will furnish the other party with copies of documents and with such other information as reasonably requested.

7. EXPENSES. Grazy shall pay its expenses incident to this letter, inclusive of the audit costs. AGOE and/or any entity which provides expense funds on behalf of AGOE, shall pay for all their expenses paid incident to this letter, the Purchase Agreement(s) and consummation of the transactions contemplated hereby in accordance with paragraph 2 hereof, including expenses associated with the private placement and S-1 registration statement. The parties each represent and warrant that there are no brokerage or finder's fees which are or will be payable in connection with the Merge.

8. CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to the parties respectively furnished to each other in connection with this letter, or the Purchase ("Confidential Information"), except publicly available or freely usable material as otherwise obtained from another source, in a manner or for a purpose detrimental to either party or otherwise than in connection with this letter, the Agreement(s) and the transactions contemplated hereby and thereby. None of the parties hereto will, and each party will cause its directors, officers, employees, agents and representatives not to, disclose, divulge, provide or make accessible any of the Confidential Information to any person or entity, other than their responsible officers, employees, advisors or attorneys or otherwise as required by law or regulation.

9. TERMINATION. Termination of negotiations by the either party prior to the execution and delivery of the Purchase Agreement(s) shall be without liability and no party hereto shall be entitled to any form of relief whatsoever, including, without limitation, injunctive relief or damages.

10. SECURITIES LAWS DISCLOSURE. AGOE shall, within four (4) Business Days after the Closing, file a Current Report on Form 8-K with the SEC which shall summarize the transactions consummated pursuant to the Purchase.

11. MISCELLANEOUS. This Letter shall be governed by the laws of the State of Nevada without regard to conflict of law principles. The exclusive jurisdiction for any dispute between the parties shall be the judicial tribunals in Clark County, Nevada. This Letter constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written) with respect to matters contemplated hereby. No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the parties hereto. This letter may be amended only by written agreement, signed by the parties to be bound by the amendment.

If this letter accurately sets forth your understanding of the proposed transaction, please sign and return a copy to me on or before 5:00 p.m., March 31, 2011.

Very truly yours,

/s/ Jason F. Griffith

Jason F. Griffith,

President



AGREED TO AND APPROVED BY:

Grazy.com, Inc.
/s/ Ronald Fricke
________________________________
By: Ronald Fricke

Date: 3/28/11






                           2580 ANTHEM VILLAGE DRIVE
                              HENDERSON, NV 89052
                      PH: 702.399.9777 FAX: 702.588.5979